UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 12, 2008
CKX, INC.
(Exact name of registrant as specified in charter)

Delaware	0-17436	27-0118168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

650 Madison Avenue New York, New York (Address of principal executive offices)	10022 (Zip Code)
Registrant’s telephone number, including area code: (212) 838-3100
(Former Name or Former Address, if
Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On May 12, 2008, CKX, Inc. (“CKX”) announced that its board of directors had received a letter from 19X, Inc., a private company owned and controlled by Robert F.X. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly-owned subsidiary of CKX (“19X”), with respect to certain proposed revisions to the Agreement and Plan of Merger, dated June 1, 2007, as amended on August 1, 2007, September 27, 2007 and January 23, 2008, by and among CKX, 19X and 19X Acquisition Corp, a wholly-owned subsidiary of 19X.
19X’s proposal suggests reducing the price per share to be received by CKX stockholders to a fixed price of $12.00 per share and extending the outside deadline for closing to September 30, 2008.
In connection with this proposal, 19X has informed the Company that it has received extensions of its debt financing commitment letters, which otherwise would have expired on July 31, 2008, through September 30, 2008.
Approval of any revised proposal will be subject to the same procedures as were followed with respect to the currently pending merger agreement, including approval of the Special Committee of disinterested directors of CKX’s board. The Special Committee has reconfirmed its engagement of Houlihan Lokey as its special financial advisor and instructed Houlihan Lokey to begin its consideration of the revised offer terms.
In making this new proposal, 19X has advised CKX that it has neither terminated nor waived any of its rights under the existing merger agreement. Similarly, in agreeing to consider this proposal, CKX has advised 19X that CKX retains all rights under the existing merger agreement.
CKX cannot assure or predict (a) what recommendation or other response the Special Committee will make with respect to the 19X proposal, (b) the amount of time the parties will require to evaluate and respond to the 19X proposal and any response thereto from the Special Committee, or (c) the amount of time it will take the parties to finalize appropriate documentation in the event agreement is reached with respect to revised deal terms.
Notwithstanding the foregoing, 19X also has requested that, should such agreement be reached, the parties cooperate to move towards a closing on a reasonably prompt timetable, and to accommodate that request, CKX be in a position to file revised proxy materials reflecting any changes to the transaction by no later than May 22, 2008.
Important Additional Information Regarding the Merger will be Filed with the SEC:
In connection with the proposed merger, CKX has filed a preliminary proxy statement and a Rule 13e-3 transaction statement on Schedule 13e-3 with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS TO THE SCHEDULE 13E-3 WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement, the Schedule 13e-3 and other documents filed by CKX, Inc. (when available) at the SEC’s website at http://www.sec.gov. The proxy statement, the Schedule 13e-3 and such other documents may also be obtained for free by directing such request to CKX, Inc. Investor Relations, 650 Madison Avenue, New York, New York 10022 or on CKX’s website at http://www.ckx.com .
CKX and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. Information regarding the interests of CKX’s participants in the solicitation is included in the preliminary proxy statement and will be included in the definitive proxy statement relating to the merger.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CKX, INC.
By:	/s/ Jason K. Horowitz
Name:	Jason K. Horowitz
Title:	Senior Vice President

DATE: May 13, 2008

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release